EXHIBIT 9(a)

Opinion and Consent of Counsel

[Transamerica Financial Life Insurance Company Letterhead]

April 1, 2005

Transamerica Financial Life Insurance Company

AEGON Financial Services Group, Inc.

4333 Edgewood Road NE

Cedar Rapids, IA 52499

RE:	TFLIC Separate Account B— Opinion and Consent

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 by Transamerica Financial Life Insurance Company and TFLIC Separate Account B with the Securities and Exchange Commission covering group variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.	Transamerica Financial Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue group variable annuity contracts by the Department of Insurance of the State of New York.

2.	TFLIC Separate Account B is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the New York Insurance Code.

3.	The Group Variable Annuity Contracts have been duly authorized by Transamerica Financial Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Financial Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

/s/ DARIN D. SMITH
Darin D. Smith
Assistant General Counsel Financial Markets Group